                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

[x] Filed by the Registrant
[ ] Filed by a Party other than the
    Registrant

    Check the appropriate box:
    [ ]   Preliminary Proxy Statement      [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a - 6(e)(2))
    [x] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Under Rule 14a-12

                              HELEN OF TROY LIMITED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
        [x] No fee required.
        [ ] Fee computed on table below per Exchange Act Rules
            14a-6(i) (1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

        (5) Total fee paid:

        ------------------------------------------------------------------------

        [ ] Fee paid previously with preliminary materials:

        ------------------------------------------------------------------------

        [ ] Check box if any part of the fee is offset as provided by Exchange
            Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        ------------------------------------------------------------------------

        (1) Amount previously paid:

        ------------------------------------------------------------------------

        (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

        (3) Filing Party:

        ------------------------------------------------------------------------

        (4) Date Filed:

        ------------------------------------------------------------------------

                           (HELEN OF TROY LETTERHEAD)


July 17, 2003

Dear Shareholders:

     It is my pleasure to invite you to the 2003 Annual Meeting of the Shareholders of Helen of Troy Limited. The meeting will be held at 1:00 p.m., Mountain Daylight Time, on Tuesday, August 26, 2003, at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas. In addition to the business to be transacted at the meeting, members of management will present information about the Company's operations and will be available to respond to your questions.

     At our Annual Meeting, we will vote to elect seven directors, vote on a proposal that will increase the number of shares available to be issued to our employees under the Company's 1998 Stock Option and Restricted Stock Plan, vote on a proposal to amend the Company's 1997 Cash Bonus Performance Plan to amend the bonus payable to the Company's Chief Executive Officer and President, and vote on the ratification of KPMG LLP as the Company's independent auditors. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement contains information that you should consider when you vote your shares. It is important that you vote your shares whether or not you plan to attend the Annual Meeting. Please sign, date and return the enclosed proxy card in the accompanying envelope as soon as possible. If you plan to attend the Annual Meeting and wish to vote in person, you may revoke your proxy and vote in person at that time.

     I look forward to seeing you at the Annual Meeting. On behalf of the management and directors of Helen of Troy Limited, I want to thank you for your continued support and confidence.

                                                       Sincerely,

                                                       /s/ Gerald J. Rubin
                                                       Gerald J. Rubin
                                                       Chairman of the Board,
                                                       Chief Executive Officer
                                                       and President

                             HELEN OF TROY LIMITED

                                CLARENDON HOUSE
                                 CHURCH STREET
                               HAMILTON, BERMUDA

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 26, 2003

     Notice is hereby given that the Annual Meeting of the Shareholders (the "Annual Meeting") of Helen of Troy Limited, a Bermuda company (the "Company"), will be held at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, on Tuesday, August 26, 2003, at 1:00 p.m., Mountain Daylight Time, for the following purposes:

     1.   To vote for the election of a board of seven directors;

     2. To consider an amendment to the Helen of Troy 1998 Stock Option and Restricted Stock Plan to increase the number of shares of the Company's common stock available under such plan;

     3. To consider an amendment to the Helen of Troy 1997 Cash Bonus Performance Plan to amend the bonus payable to the Company's Chief Executive Officer and President;

     4. To ratify the appointment of KPMG LLP as independent auditors of the Company to serve for the 2004 fiscal year; and

     5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting is July 9, 2003. You are urged to read carefully the attached Proxy Statement for additional information concerning the matters to be considered at the Annual Meeting.

     If you do not expect to be present in person at the Annual Meeting, please sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope that has been provided for your convenience. The prompt return of proxies will help ensure the presence of a quorum and save the Company the expense of further solicitation.

     You are cordially invited and encouraged to attend the Annual Meeting in person.

                                                          /s/ Vincent D. Carson
                                                          Vincent D. Carson
                                                          Vice President,
                                                          General Counsel
                                                          and Secretary

El Paso, Texas
July 17, 2003

                                    IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                             HELEN OF TROY LIMITED

                                CLARENDON HOUSE
                                 CHURCH STREET
                               HAMILTON, BERMUDA

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 26, 2003

                             SOLICITATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of Helen of Troy Limited (the "Company") for use at its Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, on Tuesday, August 26, 2003, at 1:00 p.m., Mountain Daylight Time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A proxy may be revoked by filing a written notice of revocation or an executed proxy bearing a later date with the Secretary of the Company any time before exercise of the proxy or by attending the Annual Meeting and voting in person. Forms of proxy and proxy statements are to be mailed on or about July 17, 2003.

     The Annual Report to Shareholders for the year ended February 28, 2003 ("fiscal 2003"), including financial statements, is enclosed. It does not form any part of the material provided for the solicitation of proxies.

     The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit the return of proxies by telephone and personal interview. Forms of proxy and proxy material may also be distributed through brokers, custodians and like parties to beneficial owners of the Company's common shares, par value $.10 per share (the "Common Stock"), for which the Company will, upon request, reimburse the forwarding expense. D.F. King & Co. will also assist the Company in the solicitation of proxies for a fee of $7,500, plus expenses.

                                VOTING SECURITIES

     The close of business on July 9, 2003, is the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of June 20, 2003, there were 28,226,945 shares of Common Stock issued and outstanding, each entitled to one vote per share.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of June 20, 2003, the beneficial ownership of the Common Stock of the Directors, the executive officers of the Company, the Directors and executive officers of the Company as a group, and each person known to the Company to be the beneficial owner of more than five percent of the Common Stock:

                                                        COMMON STOCK
           NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED         PERCENT
-----------------------------------------------       ------------------         -------
Gerald J. Rubin(1)(2)(3)(4)(5)                                 9,586,922           26.8%
     One Helen of Troy Plaza
     El Paso, Texas 79912

Stanlee N. Rubin(1)(2)(3)(4)(5)                                9,586,922           26.8%
     One Helen of Troy Plaza
     El Paso, Texas 79912

Byron H. Rubin(6)                                                 95,000               *

Daniel C. Montano(7)                                              76,000               *

Gary B. Abromovitz(8)                                             72,000               *

Christopher L. Carameros(9)                                       56,000               *

John B. Butterworth                                                   --               *

Russell G. Gibson(10)                                              7,921               *

Vincent D. Carson(11)                                              1,787               *

All directors and executive officers as a group                9,895,630           27.7%
     (9 persons)(12)

FMR Corp.(13)                                                  3,349,140            9.4%
     82 Devonshire Street
     Boston, Massachusetts 02109

Liberty Wanger Asset Management, LP(14)                        2,700,000            7.6%
     227 West Monroe Street
     Suite 3000
     Chicago, Illinois 60606

----------

*    Ownership of less than one percent of the outstanding Common Stock.

(1)  Does not include 144,000 shares in a trust for the children of Gerald
     J. Rubin and Stanlee N. Rubin in which they disclaim any beneficial ownership.

(2) Includes 276,980 shares held beneficially through a partnership in which Gerald J. Rubin and Stanlee N. Rubin are partners.

(3) Includes 7,150,000 shares in the case of Gerald J. Rubin, subject to stock options that are exercisable within 60 days of June 20, 2003. Gerald J. Rubin's stock options are subject to a one-half undivided community property interest with Stanlee N. Rubin.

(4) Includes 2,075,942 shares owned directly by Gerald J. Rubin, all of which are subject to a one-half undivided community property interest with Stanlee N. Rubin.

(5) Includes 84,000 stock options, issued under the 1995 Stock Option Plan For Non-Employee Directors and exercisable within 60 days of June 20, 2003, held by Stanlee N. Rubin and subject to a one-half undivided community property interest with Gerald J. Rubin.

(6) Includes 76,000 stock options issued under the 1995 Stock Option Plan For Non-Employee Directors and exercisable within 60 days of June 20, 2003.

(7) Comprised of 76,000 stock options issued under the 1995 Stock Option Plan For Non-Employee Directors and exercisable within 60 days of June 20, 2003.

(8) Includes 68,000 stock options issued under the 1995 Stock Option Plan For Non-Employee Directors and exercisable within 60 days of June 20, 2003.

(9) Comprised of 56,000 stock options issued under the 1995 Stock Option Plan For Non-Employee Directors and exercisable within 60 days of June 20, 2003.

(10) Includes 3,665 shares acquired through the Helen of Troy Employee Stock Purchase Plan and 4,256 shares subject to stock options exercisable within 60 days of June 20, 2003.

(11) Includes 1,000 stock options issued under the 1998 Stock Option and Restricted Stock Plan and exercisable within 60 days of June 20, 2003.

(12) Includes all shares and options discussed in notes 2-11 above.

(13) According to Schedule 13G filed on February 13, 2003, FMR Corp. has sole dispositive power for 3,349,140 shares and sole voting power for 284,340 shares.

(14) According to Schedule 13G filed on February 4, 2003, Liberty Wanger Asset Management, LP has sole dispositive and voting power for 2,700,000 shares.

                              ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

     The Bye-laws of the Company state that the number of Directors of the Company shall be established by the Board of Directors from time to time but shall not be less than two. The Board of Directors has set the number of Director positions at seven. The Nominating Committee has identified seven candidates for election to the Board of Directors. Each Director elected shall serve as a Director until the next annual meeting of shareholders, or until his or her successor is elected and qualified.

     The seven persons named below are the Nominating Committee's nominees for election as Directors. Gerald J. Rubin and Stanlee N. Rubin are married. Gerald
J. Rubin and Byron H. Rubin are brothers. Set forth below are descriptions of the principal occupations during at least the past five years of the nominees for election to the Company's Board of Directors:

     GARY B. ABROMOVITZ, age 60, has been Deputy Chairman of the Board of Directors of the Company since March 2002 and a Director of the Company since 1990. Mr. Abromovitz is an attorney and is a consultant to several law firms specializing in the areas of trade secrets, unfair competition and commercial litigation. He is active in real estate development concentrating on industrial, commercial and historic properties.

     JOHN B. BUTTERWORTH, age 51, has been a Director of the Company since August 2002. Mr. Butterworth is a Certified Public Accountant and, since 1982, has been a shareholder in a public accounting firm located in El Paso, Texas. Mr. Butterworth's area of practice includes federal income tax, corporation and partnership business planning and family wealth preservation.

     CHRISTOPHER L. CARAMEROS, age 49, has been a Director of the Company since June 1993. Mr. Carameros joined the Company as an Executive Vice President in January 2003. Mr. Carameros has been an officer of L & M Asset Management Inc., a financial services and asset management company, from August 1997 to the present.

     DANIEL C. MONTANO, age 54, has been a Director of the Company since 1980. Mr. Montano has been the Chairman, CEO and President of two biotechnology companies, Cardio Vascular Genetic Engineering, Inc. and Phage Biotechnology Corporation, since November 1999. He has been the Managing Director of C&K Capital, a private investment company, since January 1997.

     BYRON H. RUBIN, age 53, has been a Director of the Company since 1981. Mr. Rubin has been a partner in the firm of Daniels & Rubin, an insurance and tax planning firm in Dallas, Texas, since 1979.

     GERALD J. RUBIN, age 59, founder of the Company, has been the Chairman of the Board, Chief Executive Officer and President of the Company since June 2000. From 1984 to June 2000, Mr. Rubin was Chairman of the Board and Chief Executive Officer of the Company. Mr. Rubin has been a Director of the Company since 1969.

     STANLEE N. RUBIN, age 59, has been a Director of the Company since 1990. Mrs. Rubin is active in civic and charitable organizations. She is a Partner for the Susan G. Komen Breast Cancer Foundation.

                     VOTE REQUIRED FOR ELECTION OF DIRECTORS

     The nominees receiving a majority of the votes cast at the Annual Meeting will be elected as Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE SEVEN NOMINEES NAMED ABOVE.

                MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During fiscal 2003, the Company's Executive Committee consisted of Gerald
J. Rubin, Stanlee N. Rubin and Byron H. Rubin. The Executive Committee has the power to exercise all of the authority of the Board of Directors in the management of the business and affairs of the Company, except to the extent limited by the Company's Bye-laws and by applicable law. All actions and resolutions of the Executive Committee are reported to the Board of Directors at the next meeting of the Board for its review, approval and ratification. The Executive Committee meets informally on a periodic basis during the year. The Executive Committee did not adopt any resolutions or hold any formal meetings during fiscal 2003.

     The Company's Audit Committee consisted of Gary B. Abromovitz, Daniel C. Montano and Christopher L. Carameros until August 27, 2002. On that date, Mr. Carameros resigned from this Committee and John B. Butterworth was appointed to the Audit Committee. Mr. Abromovitz is the chair of the Audit Committee. The Audit Committee is responsible for evaluating accounting and control procedures and practices of the Company and for reporting on such matters to the Board of Directors. The Audit Committee serves as a direct liaison with the Company's independent public accountants and engages or discharges such accountants. The Audit Committee meets periodically with the Chief Financial Officer, other appropriate officers of the Company and the Company's independent public accountants to review the Company's financial and accounting systems, accounting and financial controls, reports by the independent public accountants, proposed accounting changes and financial statements and opinions on such financial statements. The Audit Committee also reviews the content and enforcement of the Company's Ethical Code of Conduct, consults with the Company's legal counsel on various legal compliance matters and on other legal matters if those matters could materially affect the Company's financial statements. The Audit Committee met six times during fiscal 2003, two of which were telephonic meetings. The Audit Committee also acted by unanimous consent two times in fiscal 2003.

     The Company's Nominating Committee consisted of Gerald J. Rubin, Daniel C. Montano and John B. Butterworth during fiscal 2003. The Nominating Committee receives recommendations from its members or other members of the Board of Directors for candidates to be appointed to the Board or committee positions, reviews and evaluates such candidates and makes recommendations to the Board of Directors for nominations to fill Board and committee positions. The Nominating Committee held no formal meetings during the year, but did hold periodic informal meetings. The Nominating Committee will consider candidates recommended by employees and shareholders. Written suggestions for candidates, accompanied by a written consent of the proposed candidate to serve as a Director if nominated and elected, a description of his or her qualifications and other relevant biographical information, should be sent by April 23, 2004 for consideration by the Nominating Committee prior to the next annual meeting to the Secretary of the Company, Clarendon House, Church Street, Hamilton, Bermuda.

     The Company's Stock Option and Compensation Committee consisted of Gary B. Abromovitz and Daniel C. Montano during fiscal 2003. Mr. Abromovitz is the chair of this committee. The Stock Option and Compensation Committee generally oversees matters relating to compensation of employees of the Company. In connection with this oversight, it reviews and makes recommendations to the Board of Directors on officer and senior employee compensation and on grants of stock options under the Company's stock option plans. In fiscal 2003, the Stock Option and Compensation Committee met formally one time and adopted resolutions at such meeting. The Stock Option and Compensation Committee also met informally five times in fiscal 2003, adopting resolutions at one such informal meeting.

     The full Board of Directors met four times during fiscal 2003 and acted by unanimous consent one time. Each of the Directors attended or acted upon at least 75% of the aggregate number of Board of Directors meetings or consents and committee meetings or consents held or acted upon during the period for which he or she acted as a Director during fiscal 2003.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are Gerald J. Rubin, Christopher L. Carameros and Vincent D. Carson. Messrs. Rubin and Carameros are also Directors of the Company. See "Election of Directors."

     VINCENT D. CARSON, age 43, joined the Company on November 1, 2001, in the capacity of Vice President, General Counsel and Secretary, after a 16-year legal career in private practice. Prior to joining the Company, Mr. Carson was a shareholder in Brandys Carson & Pritchard, P.C. from 1993 to 2001, and was a shareholder at Mounce, Green, Myers, Safi & Galatzan, P.C. during 2001. Both firms are located in El Paso, Texas. Mr. Carson is responsible for coordination of all of the Company's legal matters, including commercial transactions, intellectual property, litigation, real estate matters and human resources.

                             EXECUTIVE COMPENSATION

     The following table sets forth the summary of compensation earned by the Company's Chief Executive Officer and its other Executive Officers during fiscal years 2001 through 2003.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                           ANNUAL COMPENSATION            COMPENSATION
                                                  -------------------------------------   ------------
                                                                               OTHER       SECURITIES
                                                                              ANNUAL       UNDERLYING      ALL OTHER
       NAME AND PRINCIPAL            FISCAL         SALARY        BONUS    COMPENSATION   OPTIONS/SARS   COMPENSATION
           POSITION                  YEAR             ($)          ($)         ($)            (#)               ($)
---------------------------------------------------------------------------------------   -------------   -------------
Gerald J. Rubin                         2003         600,000    2,039,175            --       1,000,000          90,407(1)(2)(3)(4)
  Chairman, Chief Executive             2002         600,000    1,391,174            --       1,000,000          25,437(1)(2)(4)
  Officer, and President                2001         600,000      766,094            --       1,000,000          18,995(1)(2)(4)



Christopher L. Carameros                2003(5)       83,000           --            --              --              --
  Executive Vice-President

Russell G. Gibson(6)                    2003         225,000       66,250            --           7,500           1,480(1)(7)
  Senior Vice-President                 2002         193,125       18,558            --           4,024              --
  Finance and Chief Financial           2001         100,208       12,393            --          10,000              --
  Officer



Vincent D. Carson                       2003         176,663       45,000            --           5,000             270(8)
  Vice-President and                    2002(9)       58,333        5,562            --          10,000              --
  General Counsel


----------

(1) Includes $1,000 consisting of the Company's contributions to the Helen of Troy 401(k) Plan.

(2) Includes amounts representing the economic benefit of split-dollar life insurance policies for which the Company paid the premiums. The economic benefit of such policies totaled $11,992, $11,840, and $10,904 in fiscal 2003, 2002 and 2001, respectively.

(3) Includes $62,582 attributable to personal and travel expenses and $1,583 attributable to life insurance premiums.

(4) Includes amounts representing the annual lease value of a vehicle provided by the Company. Such amounts totaled $13,250, $12,597 and $8,091 for fiscal 2003, 2002 and 2001, respectively.

(5) Mr. Carameros joined the Company as an employee on January 1, 2003. Prior to such appointment Mr. Carameros was a non-employee Director of the Company. Mr. Carameros continues to serve on the Board of Directors.

(6) Mr. Gibson joined the Company in August 2000. Mr. Gibson resigned from the Company effective June 13, 2003.

(7)  Includes $480 attributable to life insurance premiums.

(8)  Includes $270 attributable to life insurance premiums.

(9)  Mr. Carson joined the Company in November 2001.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES OF
                                                                                            STOCK PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                                   FOR OPTION TERM
                    -----------------------------------------------------------------     ------------------------------
                      NUMBER OF       % OF TOTAL
                     SECURITIES      OPTIONS/SARS
                     UNDERLYING        GRANTED TO
                    OPTIONS/SARS      EMPLOYEES IN       EXERCISE OR
                       GRANTED         FISCAL YEAR       BASE PRICE       EXPIRATION           5%               10%
   NAME                 (#)               (%)              ($/SH)            DATE              ($)               ($)
-----------         ------------     -------------       -----------      -----------     ------------       -----------
G. Rubin                 250,000               19%            13.03       05/31/2012        2,048,624         5,191,616
G. Rubin                 250,000               19%            11.84       08/31/2012        1,861,528         4,717,477
G. Rubin                 250,000               19%            10.08       11/30/2012        1,584,814         4,016,231
G. Rubin                 250,000               19%            13.13       02/28/2013        2,063,560         5,229,467
R. Gibson                  7,500                1%            14.02       04/01/2012           66,128           167,582
V. Carson                  5,000                *             14.02       11/01/2012            8,698            55,372

----------

*    Less than one percent of options granted during the fiscal year.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                          OPTIONS/SARS AT FISCAL          IN-THE-MONEY OPTIONS / SARS
                   SHARES ACQUIRED                              YEAR-END (#)               AT FISCAL YEAR-END ($)(1)
                     ON EXERCISE     VALUE REALIZED   --------------------------------  ------------------------------
     NAME               (#)               ($)          EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----------------  -----------------  ---------------  --------------  ----------------  --------------    --------------
G. Rubin                         --               --       6,900,000           300,000      22,655,350                --
C. Carameros                     --               --          48,000            16,000          54,035            19,120
R. Gibson                        --               --           3,506            18,018          24,389            73,168
V. Carson                        --               --           1,000            14,000           2,385            21,465

----------

(1) Represents the difference between the last sale price of the Common Stock on February 28, 2003 ($13.09) and the exercise price of the option, multiplied by the applicable number of options.

The following table summarizes certain equity compensation plan information as of February 28, 2003:

                      EQUITY COMPENSATION PLAN INFORMATION

                                                       NUMBER OF
                                                     SECURITIES TO
                                                       BE ISSUED         WEIGHTED-AVERAGE      NUMBER OF SECURITIES
                                                     UPON EXERCISE          EXERCISE         REMAINING AVAILABLE FOR
                                                           OF               PRICE OF         FUTURE ISSUANCE UNDER
                                                      OUTSTANDING         OUTSTANDING         EQUITY COMPENSATION
                                                        OPTIONS,            OPTIONS,           PLANS (EXCLUDING
                                                      WARRANTS AND        WARRANTS AND        SECURITIES REFLECTED
                   PLAN CATEGORY                         RIGHTS              RIGHTS             IN COLUMN (a))
   -----------------------------------------         ---------------     ---------------     ------------------------
                                                          (a)                 (b)                      (c)
   Equity compensation plans approved by
   security holders                                        8,614,738     $         10.83                    1,769,226

   Equity compensation plans not approved by
   security holders                                               --                  --                           --
                                                     ---------------     ---------------     ------------------------

   Total                                                   8,614,738     $         10.83                    1,769,226
                                                     ===============     ===============     ========================

                               EMPLOYMENT CONTRACT

     Mr. Rubin's employment contract was amended and restated effective March 1999. Mr. Rubin's employment contract has a term of five years, renews itself daily and provides for a base salary of $600,000, a bonus equal to five percent of adjusted earnings from continuing operations less Mr. Rubin's base salary, in accordance with the Company's 1997 Cash Bonus Performance Plan, which was approved by the Company's shareholders, and reimbursement of certain expenses and taxes. Mr. Rubin also receives options to purchase Common Stock that are immediately vested in the amount of 250,000 shares on the last business day of each of the Company's fiscal quarters. Under the contract and subject to options being available under the Company's stock option plans, he will continue to receive options in such amount on the last business day of each August, November, February and May during the term of the agreement. In the event there are not a sufficient number of shares under the stock option plans to cause the grant of stock options to Mr. Rubin, the Company agrees to use its reasonable efforts to cause the Company's shareholders to approve additional shares of Common Stock to be subject to such stock option plans to enable such grants. In the event the Company's shareholders do not approve additional shares to be issued under such stock option plans, the Company is not obligated to Mr. Rubin to grant such options.

     The terms of Mr. Rubin's employment contract will change if Proposal 3 set forth in this Proxy Statement is approved. If Proposal 3 is approved by the Company's shareholders, the bonus payable to Mr. Rubin under his employment contract will change. As discussed in more detail under Proposal 3, Mr. Rubin generally would be entitled to receive a bonus ranging from five to ten percent of the adjusted earnings from continuing operations less Mr. Rubin's base salary. Additionally, if this proposed new bonus structure is implemented, Mr. Rubin has agreed to an amendment to his employment contract that would be effective September 1, 2003. Such amendment would provide that, beginning September 1, 2003, Mr. Rubin would receive options to purchase Common Stock that are immediately vested in the amount of 125,000 shares on the last business day of each of the Company's fiscal quarters (instead of the current fiscal quarterly grant of 250,000 shares discussed above). As this proposed amendment would be effected in mid fiscal 2004, the number of options granted to Mr. Rubin in the first two fiscal quarters would be determined under the current terms of Mr. Rubin's employment contract and the number of options granted in the final two fiscal quarters would be determined according to the amended agreement. Under this schedule, Mr. Rubin would be entitled to receive options for a total of 750,000 shares in fiscal 2004. Thereafter, he would be entitled to receive options for a total of 500,000 shares each fiscal year during the term of the contract.

     Should Mr. Rubin's employment with the Company be terminated by an occurrence other than death, disability or good cause, Mr. Rubin will receive payments, each in an amount equal to his monthly rate of basic compensation, which shall commence on the date of termination and shall continue until the date the employment contract would have expired but for said occurrence. Mr. Rubin would also receive payments, payable annually after the close of each fiscal year of the Company, each in an amount of incentive compensation and bonuses that would otherwise have been payable to him if he had continued in the employ of the Company for the same period.

     Upon the occurrence of a change in control of the Company, Mr. Rubin may elect to terminate his employment with the Company, and upon such termination will receive a present-value lump sum payment of that amount due to him as basic compensation if his employment contract had continued until the date the employment contract would have expired but for said occurrence. In the event of a change in control, Mr. Rubin will also receive a lump sum payment in an amount equal to the amount of incentive compensation and bonuses that would otherwise have been payable to him under the employment agreement. Such lump sum payment shall be calculated using Mr. Rubin's highest incentive compensation and bonuses payable with respect to the Company's most recent three fiscal years ending prior to the date of the termination, with present value calculated using the applicable federal rate for the date of the termination of employment. Mr. Rubin's contract also provides for a gross-up for the excise tax on any amounts that are treated as excess parachute payments under the Internal Revenue Code of 1986, as amended.

     If Mr. Rubin's employment is terminated by an occurrence other than by death, disability or good cause, including upon a change in control, Mr. Rubin will also receive: (1) all amounts earned, accrued or owing but not yet paid to him, (2) immediate vesting of all options granted to him, (3) removal of all restrictions on restricted stock awarded to him and immediate vesting of the rights to such stock, if any, (4) medical benefits for him and his wife for life and (5) paid premiums of his life insurance policies, required under his employment contract. Mr. Rubin will continue to participate in all employee benefits plans, programs or arrangements available to Company executives in which he was participating on the date of termination until the date the employment contract would have expired but for said occurrence or, if earlier, until he receives equivalent benefits and coverage by another employer.

     In the event of Mr. Rubin's death, all unpaid benefits under these agreements are payable to his estate. Mr. Rubin's contract grants him the right to elect a cash payment of the remainder of his contract in the event of a merger, consolidation or transfer of all or substantially all of the Company's assets to any unaffiliated company or other person.

                              DIRECTOR COMPENSATION

     During fiscal 2003, each member of the Board of Directors of the Company who is not an employee of the Company received a quarterly retainer of $4,000 and a fee of $3,000 for each meeting of the Board of Directors attended. Members of the Audit Committee also received a fee of $3,000 for each Audit Committee meeting attended. The Board members also received reimbursement for travel and lodging expenses incurred in connection with attending such meetings. The Audit Committee Chair received a quarterly retainer of $10,000 and the Stock Option and Compensation Committee Chair received a quarterly retainer of $5,000.

     Under the Helen of Troy Limited 1995 Stock Option Plan For Non-Employee Directors, each non-employee Director receives, on the first day of each fiscal quarter, stock options to acquire 4,000 shares of the Company's Common Stock. Stock options granted to non-employee Directors have an exercise price equal to the median of the high and low market prices of the Common Stock on the last trading date preceding the date on which the stock options are granted. Such stock options vest after one year.

  STOCK OPTION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None.

    STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Stock Option and Compensation Committee has submitted the following report:

     The Stock Option and Compensation Committee is responsible for developing the Company's executive compensation strategy and for administering the policies and programs that implement this strategy. The Committee is comprised entirely of independent, non-employee Directors.

     The executive compensation strategy reflects the Company's fundamental philosophy of aligning the interests of management with the long-term performance of the Company and offering competitive compensation opportunities based on each individual's contribution to the achievement of shareholder value. This strategy is designed to attract and retain employees with outstanding qualifications and experience.

     The three elements of the Company's executive compensation strategy, all determined by corporate and individual performance, are:

o    Base salary;

o    Annual incentive compensation; and

o    Long-term incentive compensation.

     Total compensation opportunities are competitive with those offered by a range of comparable companies and are intended to align management interests with shareholder interests. The Stock Option and Compensation Committee has reviewed the Company's primary competitors in determining competitive compensation. Some of these competitors are privately held and are therefore not included in the stock performance graph.

     The base salary for Gerald J. Rubin (Chief Executive Officer and President) for fiscal 2003 was based on his employment contract. See "Executive Compensation - Employment Contract."

     The base salaries for the other executive officers are determined by the Chief Executive Officer of the Company based on the skills and experience required by the position, the effect of the individual's performance on the Company and the potential of the individual.

     Annual incentive compensation consists of cash bonuses. The amount of the cash bonus for Gerald J. Rubin is based upon the 1997 Cash Bonus Performance Plan, which was approved by the Company's shareholders, plus a discretionary bonus pursuant to his employment contract. During fiscal 2003, the Company awarded a bonus of $2,039,175 to Gerald J. Rubin under the 1997 Cash Bonus Performance Plan.

     The bonuses for the other executive officers are determined based upon performance objectives set by the Company's Chief Executive Officer.

     Long-term incentive compensation consists of the Company's stock option plans. Stock options are granted based on the performance and position of the executive officer, as well as the Company's performance. Executive officers are provided with opportunities for ownership positions in the Common Stock through the Company's stock option plans. This opportunity for ownership, combined with a significant performance-based incentive compensation opportunity, forges a strong link between the Company's management and shareholders. During fiscal 2003 the Company's Board of Directors granted to Gerald J. Rubin, Russell G. Gibson and Vincent D. Carson stock options to purchase 1,000,000, 7,500 and 5,000 shares of the Common Stock, respectively.

     As stated above, the compensation to the Company's Chief Executive Officer, Gerald J. Rubin, during fiscal 2003 consisted of base salary, annual incentive compensation, and long-term incentive compensation. All of the factors discussed above in this report were taken into consideration by the Stock Option and Compensation Committee in determining the total compensation for Mr. Rubin for fiscal 2003.

                                             Respectfully submitted,

                                             THE STOCK OPTION AND COMPENSATION
                                             COMMITTEE OF DIRECTORS

                                             Gary B. Abromovitz (Chairman)
                                             Daniel C. Montano

     The foregoing report of the Stock Option and Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Company's Audit Committee of the Board of Directors consists of three Directors who satisfy the definition of an "Independent Director" under the National Association of Securities Dealers ("NASD") listing standards. In addition, in the business judgement of the Board of Directors, at least one member of the Audit Committee has accounting or related financial management experience required under the listing standards. We operate under a written charter. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board of Directors for approval.

     At each of its meetings during fiscal 2003, the Audit Committee met with the Company's Chief Financial Officer, General Counsel and other members of management, as necessary. We also met privately with the independent auditors to discuss the Company's financial reporting, accounting principles and internal controls. We recommended to the Board of Directors the reappointment of KPMG LLP as the Company's independent auditors. The Audit Committee also reviewed the Company's Ethical Code of Conduct and addressed means by which management should monitor compliance with that code.

     Under the charter, the Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee's role under the charter is to provide oversight of management's responsibility. The Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification of the independent auditor's work.

     As part of our oversight of management's preparation and the independent auditors' audit of the Company's financial statements for and as of the fiscal year ended February 28, 2003, we:

     o reviewed and discussed the Company's audited financial statements with management;

     o discussed with KPMG LLP, the Company's independent auditors, the matters required by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

     o received from KPMG LLP the written disclosures and letter required by Independence Standards Board Standard No.1; and

     o discussed with KPMG LLP its independence and considered the compatibility of the provision of non-audit services with the auditors' independence.

     Based on our:

     o    review of the audited financial statements,

     o    discussions with and reliance upon management,

     o    discussions with and reliance upon KPMG LLP, and

     o review of KPMG LLP's written disclosures and letter as described above,

We recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2003, filed with the Securities and Exchange Commission.

                                               Respectfully submitted,

                                               THE AUDIT COMMITTEE OF DIRECTORS

                                               Gary B. Abromovitz (Chairman)
                                               Daniel C. Montano
                                               John B. Butterworth

     The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT FEES

     The aggregate fees billed for professional services rendered by KPMG LLP for the audit of Helen of Troy Limited and its subsidiaries' annual financial statements for fiscal 2003 and the reviews of Helen of Troy Limited's financial statements included in Helen of Troy Limited's Forms 10-Q for fiscal 2003 totaled $328,845.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     None.

ALL OTHER FEES

     The aggregate fees billed by KPMG LLP for services rendered in fiscal 2003, other than Audit Fees, totaled $127,382 and consisted primarily of fees for tax services.

     The Audit Committee has concluded that the provision of non-audit services described above is compatible with maintaining KPMG LLP's independence.

                             HELEN OF TROY FIVE-YEAR
                                PERFORMANCE GRAPH

     The graph below compares the cumulative total return of the Company to the NASDAQ Market Index and a peer group index, assuming $100 invested March 1, 1998. The Peer Group Index was the Dow Jones Industry Group - Cosmetics.

                               (PERFORMANCE GRAPH)

The graph is comprised of the following data(1):

                                                                              Fiscal Year
                                 --------------------------------------------------------------------------------------------------
                                   1998              1999              2000              2001              2002              2003
                                 --------          --------          --------          --------          --------          --------
HELEN OF TROY LIMITED              100.00             91.02             45.71             42.45             80.33             85.49
DOW JONES GROUP INDEX              100.00            104.67             87.02             92.87             95.95             88.91
NASDAQ MARKET INDEX                100.00            129.22            251.02            117.48             95.93             75.15

----------
(1) Assumes $100 invested on March 1, 1998; assumes dividend reinvested; fiscal year ending February 28, 2003.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 2003, the Company continued an agreement (the "Lease") under which it leases a 108,000 square foot warehouse facility in El Paso, Texas, from a real estate partnership (the "Partnership") in which Gerald J. Rubin and Stanlee N. Rubin are limited partners. The Company entered into the Lease in order to expand its inventory storage capacity in El Paso, Texas. Under the terms of the Lease, the Company pays $29,250 in monthly rent. The Company also pays certain expenses associated with the operation of the facility. The Company leased the warehouse facility for the entire fiscal year and made a total of $530,268 in payments for associated rent and operating expenses during fiscal 2003. The Company has obtained an appraisal from a third party confirming that the amount of rent under the Lease is comparable to that being paid by other companies for similar facilities in El Paso. The Company obtained comparable rental information on similar properties from an unaffiliated real estate company at the time of the Lease. This information was used to establish the rental rate for this facility. The Lease is a month-to-month agreement. Either the Company or the Partnership may cancel the Lease by providing the other party with notice 30 days in advance of terminating the Lease. During fiscal 2003, the Company was the sublessee of offices in various locations throughout the United States under three separate agreements (collectively, the "Subleases") with the Partnership. The Company entered into the Subleases in order to facilitate contact with customers. Under the Subleases, the Company pays rent and certain operating expenses in amounts equal to the rent and operating expenses paid by the Partnership under its leases of these facilities. During fiscal 2003, the Company paid $116,414 under the Subleases. During July 1999, the Company entered into an agreement with the Partnership under which the Company leases 3,325 square feet of office space in El Paso, Texas to the Partnership. The agreement calls for the Company to receive $3,879 in monthly rent. During fiscal 2003, the Company recorded $46,550 in rental income associated with this agreement. The Company has obtained an appraisal from a third party confirming that the amount of rent under such agreement is comparable to that being paid by other companies for similar facilities in El Paso, Texas.

     Christopher L. Carameros, an executive officer of the Company and a member of the Company's Board of Directors, was asked to perform certain specific tasks in addition to his normal duties as a member of the Board of Directors. Mr. Carameros received $175,000 during the fiscal year ended February 28, 2003 under this consulting arrangement with the Company. Mr. Carameros was asked to perform, and performed, these tasks prior to becoming an executive officer of the Company.

     Byron H. Rubin, a member of the Company's Board of Directors, earns ordinary insurance agent's commissions in connection with the Company's group health, life and disability insurance policies as well as in connection with certain life insurance policies on its officers. During fiscal 2003, he received commissions of approximately $25,000 from policies sold to the Company and received $40,000 under a separate consulting arrangement with the Company.

                  PROPOSAL TO INCREASE THE NUMBER OF SHARES OF
             COMMON STOCK AVAILABLE UNDER THE HELEN OF TROY LIMITED
                   1998 STOCK OPTION AND RESTRICTED STOCK PLAN

                                  (PROPOSAL 2)

     The Board of Directors and the Stock Option and Compensation Committee have determined that it is in the best interest of the Company and its shareholders to amend the Helen of Troy Limited 1998 Stock Option and Restricted Stock Plan (the "1998 Plan") to add 2,000,000 shares of Common Stock to the 1998 Plan. There are currently 6,000,000 shares of Common Stock subject to the 1998 Plan, of which 5,285,374 shares of Common Stock were issued or are currently subject to Options under the 1998 Plan at June 16, 2003. The Board of Directors and the Stock Option and Compensation Committee have approved this proposed amendment to the 1998 Plan, to be effective as of the date of approval thereof by the Company's shareholders.

     The purpose of the 1998 Plan is (1) to offer selected employees of the Company or its subsidiaries an equity ownership interest in the financial success of the Company, (2) to provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility and (3) to encourage equity participation in the Company by eligible Participants (as hereinafter defined). The 1998 Plan provides for the grant by the Company of (a) options ("Options") to purchase shares of Common Stock, and
(b) awards of shares of Common Stock containing certain restrictions ("Restricted Stock"). Options granted under the Plan may include nonstatutory options ("Nonstatutory Options") as well as incentive stock options ("Incentive Stock Options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended and as interpreted by the regulations thereunder (the "Code").

     The closing sale price of the Common Stock on June 16, 2003, as reported by the NASDAQ Stock Market, was $16.21 per share.

                    AMOUNT OF STOCK SUBJECT TO THE 1998 PLAN

     Under the terms of the 1998 Plan, the Company has been authorized to grant
(i) Options and (ii) awards of Restricted Stock (collectively, grants of Options and Restricted Stock are referred to in this Proxy Statement as "Plan Awards") with respect to an aggregate of 6,000,000 shares of Common Stock (the "Shares"). The proposed amendment to the 1998 Plan will increase the number of authorized shares issuable under the 1998 Plan by 2,000,000 Shares. No more than 600,000 of the aggregate number of Shares available under the 1998 Plan may be issued in connection with grants of Restricted Stock.

     As of June 16, 2003, there were 712,226 Shares available for the grant of stock options and restricted stock awards under the 1998 Plan. The Board of Directors believes that this is not a sufficient number of Shares to accomplish the objectives described above. The inclusion of 2,000,000 additional Shares subject to the 1998 Plan will enable the Company to further promote these objectives.

                         ADMINISTRATION OF THE 1998 PLAN

     The Company's Stock Option and Compensation Committee (the "Committee") administers the 1998 Plan. The Committee must consist of at least two persons and each Committee member must be a member of the Board of Directors who is both
(a) a Non-Employee Director within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (b) an Outside Director, within the meaning of Section 162(m) of the Code.

                           ELIGIBILITY FOR PLAN AWARDS

     Plan Awards may be granted to selected employees of the Company or its subsidiaries (the "Participants") in consideration for services provided to the Company or its subsidiaries; provided, however, that no Incentive Stock Option may be granted to any individual who is not an employee of the Company or one of its subsidiaries on the date of grant. Actual participation in the 1998 Plan will be determined by the Committee. Therefore, the number of Participants who will participate in the 1998 Plan cannot be determined precisely. The employment contract of Mr. Rubin, the Chief Executive Officer and President of the Company, specifies that he is entitled to receive options to purchase Common Stock that are immediately vested in the aggregate amount of 250,000 shares on the last business day of each fiscal quarter of the Company. Under the employment contract, the grant of these options may be made under the 1998 Plan or the Company's other stock option plans, subject to options being available under those plans. If the Company's shareholders approve Proposal 3 set forth in this Proxy Statement, Mr. Rubin has agreed to an amendment to his employment contract which would provide that, effective September 1, 2003, his fiscal quarterly option grant would be reduced to 125,000 shares. See "Executive Compensation - Employment Contract." Other than the grant of options to Mr. Rubin, neither the benefits nor the amounts that will be received by or allocated to each of the Participants or other executive officers can be determined precisely at this time. At June 16, 2003, the Company had approximately 672 employees who were eligible to participate in the 1998 Plan.

                  LIMITATIONS WITH RESPECT TO COVERED EMPLOYEES

     The total number of Shares for which Options may be granted and which may be awarded as Restricted Stock (under the 1998 Plan and any other plan of the Company) to any "covered employee" within the meaning of Section 162(m) of the Code during any one-year period shall not exceed 1,000,000 in the aggregate.

                           OPTIONS UNDER THE 1998 PLAN

     The exercise price for any Option granted under the 1998 Plan shall be such price as the Committee may determine in its sole discretion, but shall be not less than 100% of the fair market value per share on the date of grant of such Option. In the event that an Incentive Stock Option is granted to any person who, at the time such Incentive Stock Option is granted, owns more than 10% of the total combined voting power of classes of shares of the Company or of any subsidiary corporation of the Company (a "Ten Percent Shareholder"), then the exercise price for the Option shall not be less than 110% of the fair market value of the shares on the date the Option is granted.

     Any Option granted under the 1998 Plan is exercisable at such times, under such conditions (including, without limitation, performance criteria with respect to the Company and/or the optionee), in such amounts and during such period or periods as the Committee determines on the date such Option is granted. However, such Options shall not be exercisable after the expiration of ten years from the date such Option is granted. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Option shall not be exercisable after the expiration of five years from the date such Option is granted.

     Payment for the Shares upon exercise of an Option shall be made in cash, by certified check or, if authorized by the Committee, by delivery of other Shares having a fair market value on the date of delivery equal to the aggregate exercise price of the Shares as to which such Option is being exercised, or by any combination of such methods or by any other method of payment as may be permitted by applicable law and authorized by the Committee.

     With respect to Incentive Stock Options, Options that are granted to Participants in the 1998 Plan, which allow such Participants to purchase in excess of $100,000 (calculated as of the time the Option is granted) of the Company's Common Stock in any one calendar year under the 1998 Plan and all of the Company's other plans, are considered Nonstatutory Options that are not entitled to the favorable tax treatment provided under Section 422 of the Code.

     In general, if an optionee ceases to be an employee of the Company for reasons other than Permanent and Total Disability (as defined in the 1998 Plan) or death, the optionee will have until the earlier of 30 days or the date the Option expires to exercise the Option, to the extent the optionee was entitled to exercise the Option on the date of termination. However, if the optionee is an employee and is terminated without cause, the 30-day period described above will be increased to 90 days, in the case of an Incentive Stock Option, and 6 months, in the case of a Nonstatutory Option, to the extent the optionee was entitled to exercise the Option on the date of termination.

     If an optionee is unable to continue to perform services for the Company or any of its subsidiaries as a result of Permanent and Total Disability the optionee will have until the earlier of 12 months from the date of such disability or the date the Option expires to exercise the Option, in whole or in part, notwithstanding that such Option may not be fully exercisable on such date. In the case of an Incentive Stock Option, the optionee must have been an employee since the date of grant and must be an employee on the date of Permanent and Total Disability, to take advantage of this provision.

     In general, upon the death of an optionee, any Option held by such optionee will terminate; provided that if the optionee's death occurs during the term of an Option and at the time of death such optionee was an employee the optionee's estate or person who acquired the right to exercise the Option by bequest or inheritance will have until the earlier of 12 months from the date of such optionee's death or the date the Option expires to exercise the Option, in whole or in part, notwithstanding that such Option may not be fully exercisable on such date. In the case of an Incentive Stock Option, the optionee must have been an employee since the date of grant and must be an employee on the date of death, to take advantage of this provision.

     Except as may be permitted by the Committee, an Option granted under the 1998 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder, and is not assignable by operation of law or subject to execution, attachment or similar process.

     The Stock Option Agreement (as defined in the 1998 Plan) evidencing any Incentive Stock Option granted under the 1998 Plan shall provide that if the optionee makes a disposition, within the meaning of Section 424(c) of the Code, of any share or shares issued to him pursuant to the exercise of the Incentive Stock Option within the two-year period commencing on the day after the date such Option is granted or within a one-year period commencing on the day after the date of transfer of the share or shares to him pursuant to the exercise of such Option, he shall, within ten days of such disposition, notify the Company and immediately deliver to the Company any amount of federal income tax withholding required by law.

                      RESTRICTED STOCK UNDER THE 1998 PLAN

     The Committee may grant awards of Restricted Stock under the 1998 Plan in accordance with the terms and conditions set forth in an agreement between the Company and the Participant. Restricted Stock may be granted by the Committee either separately or in combination with Options. Each grant of Restricted Stock shall require a Participant to remain an employee of the Company or any of its subsidiaries for at least six months from the date of grant. Restricted Stock shall be granted to Participants for services rendered to the Company, and at no additional cost to the Participant; provided, however, that the value of such services must equal or exceed the par value of the Restricted Stock granted to the Participant. The Committee must require as a condition to awarding any Restricted Stock that a Participant hold the Restricted Stock for a period of (1) one year following the date of such acquisition in the event such Restricted Stock award vests upon the achievement of performance goals or (2) three years following the date of such acquisition in the event such Restricted Stock award does not vest upon the achievement of performance goals.

     The Company must establish a restricted stock account for each Participant, to which Restricted Stock granted to the Participant is credited. Every credit of Restricted Stock shall be merely a bookkeeping entry and every grant of Restricted Stock shall be considered contingent and unfunded until the restrictions lapse. During the period of restriction such accounts shall be subject to the claims of the Company's creditors. The Participant's rights to the restricted stock account are no greater than that of a general creditor of the Company. On the date the restrictions lapse, the Restricted Stock shall vest in the Participant.

     The terms, conditions and restrictions of the Restricted Stock are determined by the Committee on the date of grant. The restrictions shall lapse based upon performance measures, targets, holding period requirements and other criteria established by the Committee. Such criteria may vary among the grants of Restricted Stock; provided, however, that once the Restricted Stock has been granted and the criteria are established, such criteria may not be further modified with respect to such grant. The Restricted Stock may not be sold, assigned, transferred, redeemed, pledged or otherwise encumbered during the period that the restrictions apply.

     The Committee, in its sole discretion, may establish procedures by which a Participant may defer the transfer of Restricted Stock to the Participant.

     The Committee may provide from time to time that amounts equivalent to dividends paid with respect to Common Stock be payable with respect to the Restricted Stock held in the restricted stock account. Such amounts shall be credited to the restricted stock account but shall be payable to the Participant only when the restrictions lapse.

     If a Participant, with the consent of the Committee, ceases to be an employee or ceases to provide services to the Company or any of its subsidiaries, or dies or suffers from Permanent and Total Disability, the restrictions applicable to the Participant's Restricted Stock shall lapse in accordance with such determination as the Committee, in its sole discretion, shall make. A Participant who ceases to be an employee or to perform services for the Company or any of its subsidiaries for any other reason shall forfeit all of his grants of Restricted Stock which are still under restriction.

                                 TAX WITHHOLDING

     No later than the date as of which the value of any Plan Award or any Shares or other amount received thereunder first becomes includable in the gross income of a Participant for federal income tax purposes, such Participant must pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required to be withheld with respect to such income. The Company and its subsidiaries have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant to the extent permitted by law. Subject to approval by the Committee, a Participant may elect to have such withholding obligation satisfied, in whole or in part, by (1) authorizing the Company to withhold from Shares to be issued pursuant to any award, a number of Shares with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (2) transferring to the Company Shares owned by the Participant with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the withholding amount due.

              CAPITALIZATION ADJUSTMENTS; MERGER; CHANGE IN CONTROL

     Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option (as well as the exercise price covered by any outstanding Option), the number of Shares of Restricted Stock credited to a Participant's restricted stock account and the aggregate number of Shares that have been authorized for issuance under the 1998 Plan will be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, payment of a stock dividend with respect to the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company.

     In the event of the dissolution or liquidation of the Company, other than pursuant to a Reorganization (as defined below), any Option granted under the 1998 Plan shall terminate as of a date to be fixed by the Committee, provided that not less than 30 days written notice of the date so fixed shall be given to each optionee and each such optionee shall have the right during such period to exercise his Options as to all or any part of the Shares covered thereby including Shares as to which such Options would not otherwise be exercisable by reason of an insufficient lapse of time.

     In the event of a Reorganization in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization, then (1) if there is no plan or agreement respecting the Reorganization ("Reorganization Agreement") or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the Shares under outstanding unexercised Options for securities of another corporation, then the Committee shall take such action, and the Options shall terminate, as provided above; or (2) if there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion or exchange of the Shares under outstanding or unexercised options for securities of another corporation, then the Committee shall adjust the Shares under such outstanding unexercised Options (and shall adjust the Shares which are then available to be optioned, if the Reorganization Agreement makes specific provisions therefor) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion or exchange of such stock and such options.

     For these purposes, the term "Reorganization" shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization.

     Except as provided in the 1998 Plan and except as otherwise provided by the Committee in its sole discretion, any Options shall terminate immediately prior to the consummation of such proposed action.

     Subject to the above, upon a Change in Control (as defined below) of the Company, (1) all the outstanding Options shall immediately become fully exercisable, and (2) any restrictions on the Restricted Stock will lapse and such Restricted Stock shall immediately vest in the Participant. For these purposes, a "Change in Control" shall have occurred if: (a) any person other than the Company or its subsidiaries, or an employee benefit plan of the Company or its subsidiaries, is or becomes the beneficial owner of 50% or more of the Common Stock; or (b) a majority of the present members of the Company's Board of Directors cease to be members of the Board of Directors.

                           AMENDMENT TO THE 1998 PLAN

     The Board of Directors in its sole discretion may, from time to time, amend the Plan; provided that no amendment will be made without the requisite approval of the shareholders of the Company that will materially increase the benefits accruing to Participants under the 1998 Plan or will change the aggregate number of Shares that may be issued under the 1998 Plan, other than any increase or decrease in the number of issued Shares resulting from a stock split, payment of a stock dividend or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company.

                      TERM AND TERMINATION OF THE 1998 PLAN

     The 1998 Plan will continue in effect for a term of 10 years, unless sooner terminated. The Board of Directors may terminate the 1998 Plan at any time in its sole discretion. Neither Restricted Stock nor Options may be granted after the 1998 Plan is terminated. The termination of the 1998 Plan, or any amendment thereto, shall not affect any Shares previously issued to a Participant, any Option previously granted under the 1998 Plan, or any Shares of Restricted Stock previously granted to a Participant.

                                  MISCELLANEOUS

     The 1998 Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of ERISA.

                         FEDERAL INCOME TAX CONSEQUENCES

     The following general summary is based upon the Code and does not include a discussion of any state or local tax consequences.

     INCENTIVE STOCK OPTIONS. An optionee does not realize taxable income upon the grant or exercise of an Incentive Stock Option.

     The income tax treatment of any gain or loss realized upon an optionee's disposition of Shares received upon exercise of an Incentive Stock Option depends on the timing of the disposition. If the optionee does not dispose of the Shares received upon exercise of an Incentive Stock Option within two years from the date such Incentive Stock Option was granted, and does not dispose of such shares within one year from the date of exercise, the difference (if any) between the amount realized from the sale of such Shares and the exercise price, will be taxed as capital gain or loss.

     If an optionee disposes of the Shares before the end of the applicable holding periods described above (i.e., he makes a "disqualifying disposition"), the excess of the fair market value of the shares on the date of exercise, over the exercise price is taxable to the optionee as ordinary income, and the excess of the selling price over the fair market value of the shares on the date of exercise is taxable to the optionee as capital gain. If the selling price exceeds the exercise price but not the fair market value on the date of exercise, the excess of the selling price over the exercise price is taxable to the optionee as ordinary income. If the selling price is less than the exercise price, the difference is treated as capital loss.

     The Company is not entitled to a deduction for federal income tax purposes with respect to the grant or exercise of an Incentive Stock Option or the disposition of Shares acquired upon exercise (if the applicable holding periods have been met). In the event of a disqualifying disposition, however, the Company is entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the optionee.

     Certain optionees may be subject to the alternative minimum tax which in individual cases could reduce or eliminate any tax benefits to them under the 1998 Plan.

     If an optionee exercises an Incentive Stock Option by delivering other Shares of the Company that are substantially vested or with respect to which a
Section 83(b) election has been filed, under proposed regulations, the optionee will not recognize any compensation income or gain with respect to the Shares surrendered. The portion of the Shares received equal in number to the Shares surrendered will have a basis equal to the basis of the Shares surrendered in payment (which generally will be the exercise price). The holding period of such Shares will be determined in accordance with proposed regulations. The optionee will recognize no gain with respect to the remaining portion of Shares received, the basis of such Shares will be zero and the holding period of such Shares will begin on the date of receipt thereof by the optionee.

     If an optionee exercises an Incentive Stock Option using Shares received upon the prior exercise of an Incentive Stock Option (whether granted under the Plan or under another plan of the Company) and the participant has not held such stock for the applicable holding periods, under proposed regulations the participant will have made a disqualifying disposition of the number of Shares of prior Incentive Stock Option stock used as payment for the exercise price of the Incentive Stock Option. Generally, the optionee will recognize ordinary compensation income with respect to the surrender of such Shares to the extent of the excess of the fair market value of the Shares surrendered (determined as of the date the Option relating to such Shares was exercised) over the exercise price. The basis of the portion of the Shares received equal in number to the Shares surrendered will equal the amount of ordinary compensation income recognized by the optionee plus the optionee's basis in the Shares surrendered. The basis of the remaining portion of Shares received will be zero.

     NONSTATUTORY STOCK OPTIONS. An optionee will not recognize any taxable income upon the grant of a Nonstatutory Option. However, upon exercise of a Nonstatutory Option, an optionee must recognize ordinary income in an amount equal to the excess of the fair market value of the Shares at the time of exercise over the exercise price. Upon the subsequent disposition of the Shares, the optionee will realize a capital gain or loss, depending on whether the selling price exceeds the fair market value of the Shares on the date of exercise. The optionee's holding period in the Shares, for capital gains and losses purposes, begins on the date of exercise.

     Different rules may apply with respect to exercises by optionees subject to the short-swing profit recapture provisions of Section 16(b) of the Exchange Act (in general, executive officers, Directors and Ten Percent Shareholders who have not yet held their options for at least six months). Section 83 of the Code provides that such an optionee will not recognize ordinary income upon exercise (and the capital gains holding period will not begin) if the sale of Shares acquired by such optionee pursuant to an Option could subject the optionee to suit under Section 16(b). Such an optionee would then recognize ordinary income (and the capital gains holding period would begin) when the optionee is no longer subject to suit under Section 16(b). Persons acquiring Shares subject to such a restriction, however, may elect (within 30 days of exercise of the Option) under Section 83(b) of the Code to be taxed as of the date of exercise, thereby fixing the ordinary income recognized from the exercise to the spread between the fair market value on the date of exercise and the exercise price paid for the Shares. Any change in the value of the Shares after the date of exercise would be recognized as capital gain or loss only if and when the Shares are disposed of by the optionee. If the Section 83(b) election is made, the optionee's capital gains holding period begins on the date of exercise.

     An optionee's tax basis in the Shares received on exercise of a Nonstatutory Option will be equal to the amount of consideration paid by the optionee on exercise, plus the amount of ordinary income recognized as a result of the receipt of such Shares. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee recognizes taxable income.

     If an optionee exercises a Nonstatutory Option by delivering other Shares of the Company, the optionee will not recognize gain or loss with respect to the Shares delivered by the optionee, even if the then fair market value of such Shares is different from the optionee's tax basis therein. The portion of the Shares received equal in number to the Shares surrendered will have a basis equal to the basis of the Shares surrendered, and the holding period for such number of Shares received will include the holding period of the Shares surrendered. The remaining portion of the Shares received will be taxable to the employee as ordinary compensation income in an amount equal to the fair market value of such Shares as of the exercise date, and the Company likewise generally will be entitled to an equivalent tax deduction. The participant's tax basis in the Shares received in excess of the number of Shares surrendered will equal the amount of ordinary compensation income recognized by the employee, and the holding period for such number of Shares received begins on the date such Shares are acquired.

     RESTRICTED STOCK. The Participant will not recognize taxable income upon the grant of Restricted Stock because the Restricted Stock will be nontransferable and subject to a substantial risk of forfeiture. The Participant will recognize ordinary income at the time at which the restrictions that impose a substantial risk of forfeiture of such Shares (the "Restrictions") lapse, in an amount equal to the fair market value of such Shares at such time. The ordinary income recognized by a Participant with respect to Shares awarded pursuant to the 1998 Plan will be deemed compensation income subject to applicable wage withholding.

     A Participant may elect, pursuant to Section 83(b) of the Code, to include in gross income the fair market value of the Restricted Stock upon grant, notwithstanding that the Restricted Stock would otherwise not be includable in gross income at that time. If such election is made within 30 days of the date of grant, then the Participant would include in gross income the fair market value of the Restricted Stock on the date of grant, and any change in the value of the Shares after the date of grant would be capital gain or capital loss only if and when the Shares are disposed of by the Participant. If the Section 83(b) election is made, the Participant's capital gains holding period begins on the date of grant.

     If a Section 83(b) election is made and the Participant then forfeits the Restricted Stock, the Participant may not deduct as a loss the amount previously included in gross income.

     Dividends received on the Shares when the Restrictions on such Shares lapse will be treated as additional compensation, and not dividend income, for federal income tax purposes and will be subject to applicable wage withholding.

     A Participant's tax basis in Shares of Restricted Stock received pursuant to the 1998 Plan will be equal to the ordinary income recognized by such Participant. Unless a Section 83(b) election is made, the Participant's holding period for such Shares for purposes of determining gain or loss on a subsequent sale will begin on the date the Restrictions on such Shares lapse.

     In general, the Company will be entitled to a deduction for federal income tax purposes at the same time and in an amount equal to the ordinary income recognized by a Participant with respect to Shares of Restricted Stock awarded pursuant to the 1998 Plan.

     If, subsequent to the lapse of Restrictions on Shares, the Participant sells such Shares, the difference, if any, between the amount realized from such sale and the tax basis of such Shares to the Participant will be taxed as long-term or short-term capital gain or loss depending on whether the Participant's holding period for such Shares exceeds the applicable holding period at the time of sale.

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO ALL INDIVIDUALS. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A DETERMINATION AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM.

                              SHAREHOLDER APPROVAL

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the amendment to the 1998 Plan described in this Proposal
2. If the amendment described in this Proposal 2 is not approved by the Company's shareholders, the 1998 Plan, as previously approved, will continue in effect.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                       PROPOSAL TO AMEND THE HELEN OF TROY
                        1997 CASH BONUS PERFORMANCE PLAN
             TO REVISE THE BONUS PAYABLE TO HELEN OF TROY LIMITED'S
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT

                                  (PROPOSAL 3)

     Effective March 1, 1997, the Company's Board of Directors approved the Helen of Troy 1997 Cash Bonus Performance Plan (the "Bonus Plan") and the performance goals established therein. The Company's shareholders approved the Bonus Plan on August 26, 1997. The Bonus Plan is designed to recognize the significant contributions of the Company's executive officers to the growth, profitability and success of the Company by rewarding participating executive officers for the achievement of preestablished annual performance goals.

     The Board of Directors and the Stock Option and Compensation Committee have determined that it is in the best interest of the Company and the Company's shareholders to amend the Bonus Plan by amending the Incentive Bonus (as defined below) payable to Mr. Rubin, the Company's Chief Executive Officer and President. The text of the Bonus Plan as proposed to be amended is included as Appendix A to this Proxy Statement, and this summary is qualified by reference to the Bonus Plan. Under the Bonus Plan, each fiscal year's performance goal for Mr. Rubin is linked to earnings from continuing operations before income taxes adjusted for extraordinary items and capital gains and losses ("Earnings"). Currently under the Bonus Plan, an Incentive Bonus is payable to Mr. Rubin for each fiscal year only if five percent of the Earnings for such fiscal year exceeds Mr. Rubin's base salary and, if payable, such Incentive Bonus equals five percent of the excess of Earnings over Mr. Rubin's base salary. The Board of Directors and the Stock Option and Compensation Committee propose to amend the Bonus Plan to provide that the percentage used to determine the amount of Mr. Rubin's Incentive Bonus for a given fiscal year fluctuate year to year based on the Earnings achieved by the Company in the applicable fiscal year according to the following scale:

                                  Amount of Earnings Achieved by
  Amount of Bonus Payable          the Company in the Applicable
 as a Percent of Earnings                 Fiscal Year
--------------------------       --------------------------------
                        5%       $                0 - $30,000,000
                        6%       $       30,000,001 - $40,000,000
                        7%       $       40,000,001 - $50,000,000
                        8%       $       50,000,001 - $60,000,000
                        9%       $       60,000,001 - $70,000,000
                       10%       $             70,000,001 or more

The amount of the Incentive Bonus calculated above is then reduced by the salary paid to Mr. Rubin in the fiscal year. The proposed amendment to Mr. Rubin's Incentive Bonus also provides that Mr. Rubin's Incentive Bonus for any fiscal year may not exceed $15,000,000.

     In consideration for the increased Incentive Bonus Mr. Rubin would be entitled to receive if the amendment to the Bonus Plan is approved by the Company's shareholders, Mr. Rubin has agreed to an amendment to his employment contract whereby his quarterly option grants would be reduced. See "Executive Compensation - Employment Contract."

     The revised Earnings formula described above constitutes a performance goal under Section 162(m) of the Code for which the Company seeks shareholder approval. The approval of the amendment to the Bonus Plan by the Company's shareholders will allow the bonus payments to Mr. Rubin described above to be fully tax deductible.

     As this proposed amendment would be effected in mid-fiscal year, the amount of Mr. Rubin's bonus for fiscal 2004 would be pro-rated between the current and revised bonus structures. Because the Incentive Bonus is linked to Earnings during each fiscal year in which the Bonus Plan is in effect, the actual Incentive Bonus to be received by Mr. Rubin for each such fiscal year pursuant to the Bonus Plan is not currently determinable. If the Bonus Plan as proposed to be amended had been in effect during the fiscal year ended February 28, 2003, Mr. Rubin would have received $3,622,680 as an Incentive Bonus for that fiscal year, as opposed to the bonus paid to Mr. Rubin under the current Bonus Plan.

     In the event the amendment to the Bonus Plan is not approved, then Mr. Rubin's previous bonus arrangement under the Bonus Plan will continue in effect, provided his total compensation under the employment contract (including his bonus, if any) shall not exceed the limits imposed by Section 162(m) of the Code. Additionally, the proposed amendment to Mr. Rubin's employment contract regarding his option grants will not take effect if the Company's shareholders do not approve this Proposal 3. See "Executive Compensation - Employment Contract."

     In 1993, Section 162(m) of the Code was enacted to limit deductibility of compensation in excess of $1,000,000 paid during the Company's taxable year to the chief executive officer or any of the four other most highly compensated officers unless the compensation is performance-based and paid pursuant to plans approved by the shareholders. The Bonus Plan is intended to allow the Stock Option and Compensation Committee to pay benefits that qualify as performance-based compensation within the meaning of Section 162(m) of the Code and the Board of Directors is submitting the proposed amendment to the Bonus Plan for shareholder approval in order to permit full deductibility of all bonus awards under the Bonus Plan. In furtherance of this purpose, the Bonus Plan authorizes the Company's Stock Option and Compensation Committee to establish and administer performance criteria pursuant to which eligible executives may receive designated cash bonus (the "Incentive Bonus") compensation.

     The Bonus Plan is administered by the Stock Option and Compensation Committee, which consists of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Stock Option and Compensation Committee has the authority to construe and interpret the Bonus Plan, except as otherwise provided in the Bonus Plan, and may adopt rules and regulations governing the administration thereof. The Bonus Plan, including the performance goals stated therein, can be amended by the Stock Option and Compensation Committee alone, unless such amendment is required to be approved by the Company shareholders under applicable law. At this time, the sole participant under the Bonus Plan is Mr. Gerald J. Rubin, the Chief Executive Officer and President of the Company. The Stock Option and Compensation Committee in its sole discretion determines additional executives (together with Mr. Rubin, the "Participating Executives") eligible for Incentive Bonus awards and, subject to the terms of the Bonus Plan, the amount of such Incentive Bonuses payable to such executives. Under the Bonus Plan, the Board of Directors is entitled, in its sole discretion, to approve or disapprove, but not amend, any proposed performance criteria established by the Stock Option and Compensation Committee with respect to any Participating Executive prior to such performance criteria becoming effective.

     With respect to Participating Executives other than Mr. Rubin, performance goals established under the Bonus Plan may be, but need not be, different for each fiscal year, and different performance goals may be applicable to different Participating Executives. The specific performance criteria must be established by the Stock Option and Compensation Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the performance criteria remains substantially uncertain within the meaning of
Section 162(m). Each Participating Executive may receive an Incentive Bonus if and only if the performance criteria established by the Stock Option and Compensation Committee is attained.

     With respect to any Participating Executive other than Mr. Rubin, no such Participating Executive shall receive an Incentive Bonus under the Bonus Plan for any fiscal year in excess of $1,000,000. In addition, no Participating Executive shall receive any payment under the Bonus Plan unless the Stock Option and Compensation Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Bonus Plan and that the performance criteria and any other material terms previously established by the Stock Option and Compensation Committee or set forth in the Bonus Plan were in fact satisfied.

     Any Incentive Bonus granted by the Stock Option and Compensation Committee under the Bonus Plan shall be paid as soon as practicable, unless the Stock Option and Compensation Committee elects to defer such payment in its sole discretion following the Stock Option and Compensation Committee's written certification of its determination. Any such payment shall be in cash or cash equivalents, subject to applicable withholding requirements.

     No Incentive Bonus will be paid for any fiscal year unless the Participating Executive is an employee of the Company at the end of that fiscal year, except that if the Participating Executive's employment terminates during a fiscal year by reason of death, disability, retirement or a Change in Control (as defined in the Bonus Plan), the Participating Executive (or the Participating Executive's beneficiary) will receive the Incentive Bonus for that fiscal year, prorated to the date of termination of employment.

     Because the other Participating Executives under the Bonus Plan are to be determined from time to time by the Stock Option and Compensation Committee, in its discretion, it is impossible at this time to indicate the precise number, name or positions of the other executives who will receive Incentive Bonuses or the amounts of such Incentive Bonuses.

                              SHAREHOLDER APPROVAL

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the amendment to the Bonus Plan described in this Proposal 3. An affirmative vote by a shareholder shall also be deemed to be approval of the performance goals under the Bonus Plan for purposes of Section 162(m) of the Code.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                  (PROPOSAL 4)

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG LLP to serve as independent auditors for the fiscal year ending February 28, 2004, subject to ratification of the appointment by the shareholders. KPMG LLP has served as the Company's independent auditors since 1978 and is considered by management to be well qualified.

                              SHAREHOLDER APPROVAL

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of KPMG LLP as independent auditors as described in this Proposal 4.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                              SHAREHOLDER PROPOSALS

     Shareholders intending to present proposals at the 2004 Annual Meeting of Shareholders and desiring to have those proposals included in the Company's proxy statement and form of proxy relating to that meeting must submit such proposals, in compliance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, to be received at the executive offices of the Company no later than March 18, 2004. For proposals that shareholders intend to present at the 2004 Annual Meeting of Shareholders outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, unless the shareholder notifies the Company of such intent by June 2, 2004, any proxy solicited by the Company for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the Annual Meeting.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP has served as independent public accountants for the Company since 1978. A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative desires to do so. The KPMG LLP representative is also expected to be available to respond to appropriate questions.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Except as noted below, to the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2003 all
Section 16(a) filing requirements applicable to the Directors, executive officers and greater than 10% shareholders were satisfied. A Form 4 of Gerald J. Rubin reporting sales of Common Stock in August 2002 was executed and mailed on a timely basis, but apparently received late.

                                 QUORUM; VOTING

     The presence in person of two or more persons, representing throughout the Annual Meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. If a quorum is present, the seven nominees for Directors receiving a majority of the votes cast at the Annual Meeting in person or by proxy shall be elected. The affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy shall be the act of the shareholders with respect to Proposals 2, 3 and 4. If within half an hour from the time appointed for the Annual Meeting a quorum is not present or represented by proxy, the Annual Meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place the Board of Directors may determine, provided that at least two persons are present at such adjourned meeting, representing throughout the meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally called.

     Broker non-votes are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal. Such broker non-votes will be counted towards a quorum. Abstentions and broker non-votes are not counted in determining the total number of votes cast and will have no effect with respect to Proposals 1, 2, 3 and 4.

                                  OTHER MATTERS

     Except as described in this Proxy Statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If other matters properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote on these matters in accordance with management's discretion.

                             YOUR VOTE IS IMPORTANT

     You are encouraged to let us know your preference by completing and returning the enclosed proxy card.

                                   APPENDIX A

                                  HELEN OF TROY

                        1997 CASH BONUS PERFORMANCE PLAN

                          (AS AMENDED AUGUST ___, 2003)

SECTION 1.  PURPOSE OF PLAN

            The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing to the participating executives of the Company and its Subsidiaries bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code. Subject to the approval of the shareholders of the Company, the Plan shall be effective as of March 1, 1997.

SECTION 2. DEFINITIONS AND TERMS

            2.1. Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, GAAP.

            2.2. Specific Terms. The following words and phrases as used herein shall have the following meanings:

                 "Base Salary" with respect to any Performance Period means the aggregate base salary of an Executive for that Performance Period.

                 "Bonus" means a cash payment or payment opportunity as a context requires.

                 "Business Criteria" means any one or any combination of financial goals or other objective goals, which may be Company-wide, on an individual basis or otherwise, and (i) with respect to financial goals, may be expressed, for example, in terms of Net Income, EPS, ECO, cash flow, Return on Equity, Return on Assets or other return ratios, or stock price of the Company, and (ii) with respect to objective goals, may include the attainment of various productivity and long term growth objectives, including for example, reductions in the Company's overhead ratio and expenses to sales ratios.

                 "CEO" means Gerald J. Rubin, the Company's Chief Executive Officer and President.

                 "Change in Control" shall mean to have occurred at such time as either (i) any "person", as such term is used in section 14(d) of the Exchange Act, other than the Company, a wholly-owned Subsidiary of the Company or any employee benefit plan of the Company, or its Subsidiaries, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act (or any successor rule), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company's common stock, or (ii) individuals who constitute the Board of the Directors on the effective date of this Plan (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for the director without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person was a member of the Incumbent Board.

                 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                 "Committee" means the Stock Option and Compensation Committee of the Company which has been established to administer the Plan in accordance with Section 3.1 and Section 162(m) of the Code.

                  "Company" means Helen of Troy Limited, a Bermuda company, and any successor whether by merger, ownership or all or substantially all of its assets or otherwise.

                  "Disability" shall have such meaning attributed thereto in the Company's long-term disability plan, or, if no such plan exists, shall mean a "Permanent and Total Disability" as defined in Code Section 22(e).

                  "ECO" shall mean the sum of (i) the consolidated earnings from continuing operations before all income taxes of the Company and its Subsidiaries for each Year, (ii) minus extraordinary income, plus extraordinary expenses (as defined by GAAP), and (iii) minus capital gains, plus capital losses (as defined by GAAP).

                  "EPS" for any Year means earnings per share of the Company as reported in the Company's Consolidated Statement of Income set forth in the audited consolidated financial statements of the Company for the Year.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and as interpreted by the rules and regulations promulgated thereunder.

                  "Executive" means a key employee (including any officer) of the Company or the Subsidiaries.

                  "GAAP" shall mean generally accepted accounting principles used and applied in the United States of America.

                  "Net Income" for any Year means the consolidated net income of the Company as reported in the audited consolidated financial statements of the Company for the Year.

                  "Participant" means an Executive selected to participate in the Plan by the Committee.

                  "Performance Period" means the Year or Years with respect to which the Performance Targets are set by the Committee.

                  "Performance Target(s)" means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set in writing by the Committee for each Executive for the Performance Period with respect to any one or more of the Business Criteria.

                  "Plan" means the Helen of Troy 1997 Cash Bonus Performance Plan as amended from time to time.

                  "Return on Assets" means Net Income divided by the average of the total assets of the Company at the end of the fiscal quarters of the Year as reported by the Company in its consolidated financial statements.

                  "Return on Equity" means the Net Income divided by the average of the common shareholders equity of the Company at the end of each of the fiscal quarters of the Year as reported by the Company in its consolidated financial statements.

                  "Section 162(m)" means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

                  "Subsidiary" means any corporation, partnership or other entity as to which more than fifty percent (50%) of the voting securities or other voting ownership interests shall now or hereafter be owned or controlled, directly by a person, any Subsidiary of such person, or any Subsidiary of such Subsidiary.

                  "Year" means any one or more fiscal years of the Company commencing on or after March 1, 1997, that represent(s) the applicable Performance Period.

SECTION 3.  ADMINISTRATION OF THE PLAN

            3.1. The Committee. The Plan shall be administered by a Committee consisting solely of at least two members of the Board of Directors of the Company, duly authorized by the Board of Directors of the Company to administer the Plan, who (i) are not eligible to participate in the Plan and (ii) are "outside directors" within the meaning of Section 162(m).

            3.2. Powers of the Committee. The Committee shall have the sole authority to establish and administer the Performance Target(s) and, subject to the right of the CEO to participate in the Plan, the responsibility of determining from among the Executives those persons who will participate in and receive Bonuses under the Plan and, subject to Sections 4 and 5 of the Plan, the amount of such Bonuses and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. Subject to the right of the CEO to participate in the Plan as provided in Section 4.4, for each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who are selected as Participants in the Plan. The Board of Directors shall be entitled, in its sole discretion, to approve or disapprove, but not amend, any proposed Performance Target and Performance Period established by the Committee with respect to any Participant. Absent any disapproval by the Board of Directors of the proposed Performance Target and Performance Period, the Committee's establishment of such Performance Target and Performance Period shall become effective.

            3.3. Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

            3.4. Express Authority (and Limitations on Authority) to Change Terms and Conditions of Bonus. Without limiting the Committee's authority under other provisions of the Plan, but subject to any express limitations of the Plan and Section 5.8, the Committee shall have the authority to accelerate a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody's Average Corporate Bond Yield of the month preceding the month in which such acceleration occurs.

SECTION 4.  BONUS PROVISIONS

            4.1. Provision for Bonus. Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee, relative to the applicable Business Criteria, are attained. The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m).

            4.2. Preestablished Performance Target for CEO. Subject to Sections 4.1, 4.8, 5.1 and 5.8, with respect to the CEO, the preestablished Performance Target for each Year during the term of the Plan, and related Bonus for the CEO, shall be based on the Adjusted ECO (as herein defined below) for such Year. From the effective date of the Plan until August 31, 2003, for each Year during the term of the Plan the CEO shall receive a Bonus equal to five percent (5%) of the Adjusted ECO less the CEO's Base Salary for such Year. Beginning September 1, 2003, for each Year during the term of the Plan the CEO shall receive a Bonus equal to a percentage of the Adjusted ECO achieved by the Company in the applicable Year according to the following scale:

     Amount of Bonus
   Payable as a Percent       Adjusted ECO Achieved by the
     of Adjusted ECO          Company in the Applicable Year
--------------------------    ------------------------------
                        5%    $              0 - $30,000,000
                        6%    $     30,000,001 - $40,000,000
                        7%    $     40,000,001 - $50,000,000
                        8%    $     50,000,001 - $60,000,000
                        9%    $     60,000,001 - $70,000,000
                       10%    $           70,000,001 or more

The amount of the Bonus payable to the CEO in any Year shall be reduced by the CEO's Base Salary for such Year. The Adjusted ECO, for the purpose of computing the Bonus payable to the CEO under the provisions hereof, shall be determined in accordance with GAAP applied on a consistent basis, commencing as of the Year beginning March 1, 1997 and continuing each Year thereafter though the date of termination of the Plan.

            4.3. Selection of Performance Target(s) for Participants other than CEO. The specific Performance Target(s) with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m). With respect to the Participants other than the CEO, at the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each such Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to such Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.8, 4.11, 5.1 and 5.8.

            4.4. Selection of Participants. During the term of the Plan, the CEO shall be a Participant under the Plan. With respect to Executives other than the CEO, for each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those other Executives who will participate in the Plan.

            4.5. Effect of Mid-Year Commencement of Service. To the extent compatible with Sections 4.3 and 5.8, if services as an Executive commence after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant a Bonus that is proportionately adjusted based on the period of actual service during the Year; the amount of any Bonus paid to such person shall not exceed that proportionate amount.

            4.6. Termination of Employment During Year. Unless otherwise determined by the Committee or required by applicable law or pursuant to any written agreement between the Company and the Executive:

                 (a) no Bonus shall be payable to an Executive if the Executive is not employed by the Company or any Subsidiary of the Company on the last day of the Performance Period for which the Bonus is otherwise payable, unless the Executive's employment with the Company and its Subsidiaries terminates during the Performance Period by reason of the Executive's death or Disability or following a Change in Control, and

                 (b) in the event of the Executive's death or Disability during the Performance Period, or in the event of the termination of the Executive's employment for any reason following a Change in Control that occurs during the Performance Period, the Executive (or the Executive's legal representative or beneficiary) shall receive a Bonus equal to the product of (i) the Bonus he would have received for the entire Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of days during the Performance Period in which the Executive was an employee of the Company or its Subsidiaries, and the denominator of which is the number of days in the Performance Period.

Payment of such Bonus shall be made in accordance with Section 4.10 hereof. In the event of any conflict between the terms of any written agreement between the Company and the Executive and this Plan regarding the payment of the Bonus upon termination of employment with the Company, the terms of the written agreement shall be deemed to control.

            4.7. Accounting Changes. Subject to Section 5.8, if, after the Performance Target(s) are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

            4.8. Committee Discretion to Determine Bonuses. With respect to Participants other than the CEO, the Committee has the sole discretion to determine the standard or formula pursuant to which each such Participant's Bonus shall be calculated (in accordance with Section 4.3), subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. To this same extent, with respect to Participants other than the CEO, the Committee may at any time establish additional conditions and terms of payment of Bonuses (including, but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2, 4.3 or 4.11 of the Plan or award a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

            4.9. Committee Certification. No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

            4.10. Time of Payment. Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee's determinations under this Section 4 and the certification of the Committee's findings under Section 4.9. Any such payment shall be in cash or cash equivalents, subject to applicable withholding requirements. If and to the extent permitted by the Committee, and in accordance with such rules as the Committee may from time to time adopt, Participants may, prior to the beginning of any Performance Period, elect to defer the payout of all or any portion of a Bonus relating to such Performance Period. In the case of the delay of a Bonus otherwise payable at or after the attainment and certification of the applicable Performance Target(s), any additional amount payable shall be based on Moody's Average Corporate Bond Yield over the deferral period.

            4.11. Maximum Individual Bonus. Notwithstanding any other provision hereof, (a) the Bonus payable to the CEO in any Year during the term of the Plan shall not exceed $15,000,000, and (b) with respect to Executives other than the CEO, no such Executive shall receive a Bonus under the Plan for any fiscal year in excess of $1,000,000.

SECTION 5.  GENERAL PROVISIONS

            5.1. No Right to Bonus or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or Subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise, except to the extent otherwise provided in any written employment agreement between the Company and the Executive.

            5.2. Discretion of the Company, Board of Directors and Committee. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

            5.3. Absence of Liability. A member of the Board of Directors of the Company or a member of the Committee or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission.

            5.4. No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an "unfunded" plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

            5.5. Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive's legal representative or beneficiary.

            5.6. Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Texas.

            5.7. Non-Exclusivity. Subject to Section 5.8, the Plan does not limit the authority of the Company, the Board or the Committee, or any Subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Target(s) used under the Plan. In addition, Executives not selected to participate in the Plan may participate in other plans of the Company.

            5.8. Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Bonus intended or required in order to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

SECTION 6.  EFFECTIVE DATE, AMENDMENTS, SUSPENSION OR TERMINATION OF PLAN

            The Plan shall be effective as of March 1, 1997, subject to its approval by shareholders of the Company at the annual meeting of shareholders to be held August 26, 1997, or any adjournment or postponement thereof. The Board of Directors or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment may be effective without Board of Directors and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code. No additional Bonuses may be payable after termination of the Plan. Termination of the Plan shall not affect any Bonuses due and outstanding on the date of termination and such Bonuses shall continue to be subject to the terms of the Plan notwithstanding its termination.

                              HELEN OF TROY LIMITED
                         ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 26, 2003

                                   ----------

                                      PROXY

                                   ----------

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes each of Gerald J. Rubin and Vincent D. Carson as Proxy with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, August 26, 2003, at 1:00 p.m., Mountain Daylight Time, at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, and any adjournment thereof, and to vote all the shares of Common Stock of the Company that the undersigned is entitled to vote on the following matters:

1. To elect a board of seven directors:

   FOR ALL NOMINEES LISTED BELOW
   (except as marked to the contrary below) [  ]

   WITHHOLD AUTHORITY
   to vote for all nominees below [  ]

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE A LINE THROUGH THE NOMINEE'S NAME ON THE LIST BELOW.)

Gary B. Abromovitz                                    Byron H. Rubin
John B. Butterworth                                   Gerald J. Rubin
Christopher L. Carameros                              Stanlee N. Rubin
Daniel C. Montano

2. To approve an amendment to the Helen of Troy Limited 1998 Stock Option and Restricted Stock Plan.

                  For [ ]          Against [ ]              Abstain [ ]

3. To approve an amendment to the Helen of Troy 1997 Cash Bonus Performance
   Plan.

                  For [ ]          Against [ ]              Abstain [ ]

4. To ratify the appointment of KPMG LLP as independent auditors of the Company to serve for the 2004 fiscal year.

                  For [ ]          Against [ ]              Abstain [ ]

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, AND 4.

THIS PROXY ALSO GRANTS AUTHORITY TO VOTE SUCH SHARES AS TO ANY OTHER MATTER WHICH MAY BE BROUGHT BEFORE THE MEETING IN THE SOLE DISCRETION OF THE HOLDERS OF THIS PROXY.

IMPORTANT: Please date this proxy and sign exactly as your name or names appear hereon. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians, and others signing in the representative capacity, please so indicate when signing.

DATE             , 2003
     -----------

SIGNATURE

-------------------------------------

SIGNATURE IF HELD JOINTLY

-------------------------------------

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.